Exhibit 16.1

Ernst & Young 5 Times Square New York, NY 10036	Tel: +1 212 773 3000 ey.com

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549	August 28, 2017

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 24, 2017 of CM Finance Inc and are in agreement with the statements contained in the first two sentences of the first paragraph and the second and third paragraphs of section (a) Prior independent registered public accounting firm on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

A member firm of Ernst & Young Global Limited